State of North Carolina
Department of the Secretary of State

ARTICLES OF AMENDMENT
OF A BUSINESS CORPORATION
FOR
YADKIN VALLEY FINANCIAL CORPORATION

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1.	The name of the corporation is: YADKIN VALLEY FINANCIAL CORPORATION

2.	The text of each amendment adopted is as follows (State below or attach):

•	On February 21, 2013, the Corporation adopted the following Amendment of its Articles of Incorporation, as set forth below:

Article I. The name of the corporation is: YADKIN FINANCIAL CORPORATION

3.	If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows: N/A

4.	The date of adoption of Amendment to Article I was as follows: FEBRUARY 21, 2013

5.
(c.) X The amendment was duly adopted by the board of directors without shareholder action, as shareholder action was not required under Chapter 55 of the North Carolina General Statutes, per code 55-10-02(5).

6.	These articles will be effective upon filing, unless a delayed time and date is specified:

These Articles of Amendment shall be effective at 12:01AM EST on May 28, 2013.

This 23rd day of May, 2013.

YADKIN VALLEY FINANCIAL CORPORATION
Name of Corporation

/s/ Jan H. Hollar
Signature

Jan H. Hollar, Chief Financial Officer
Type or Print Name and Title